UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2012

UNITED STATES ANTIMONY CORPORATION

(Exact name of registrant as specified in its charter)

Montana	33-00215	81-0305822
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

P.O. Box 643 Thompson Falls, Montana		59873
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (406) 827-3523

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

UNITED STATES ANTIMONY CORPORATION P.O. Box 643 47 Cox Gulch Rd. THOMPSON FALLS, MONTANA 59873-0643 406-827-3523 FAX: 406-827-3543 tfl3543@blackfoot.net E-MAIL

UNITED STATES ANTIMONY LETTER TO
SHAREHOLDERS SEPTEMBER 28, 2012

Dear Shareholder:

This letter is being written in response to recent letter written by Seeking Alpha a .

The “USAC Business Plan” is to build a vertically integrated Company that mines, mills, smelts, refines, and sells its products from raw material sources other than China. The Company is increasing production to supply a significant percentage of the 55,000,000 pounds per year United States demand. This is critical to national security, because Chinese raw materials are being depleted and the Chinese are tightening the supply of antimony tri-sulfide for the United States and Mexico. China now supplies approximately 92% of all the antimony demand in the world, and they are importing more raw material every year for smelting, At the same time, world demand for the finished product is increasing. Domestic, European, and Japanese customers are actively seeking alternative sources to China.

The Chinese sold crude antimony oxide and metal to U. S. producers to make finished oxide for years. Within the last 15 years, they raised the price of crude antimony oxide and metal and reduced the price of their finished oxide and forced all domestic producers, except USAC, out of business. We avoid naming our customers, because we are competing with the Chinese for U. S. markets.

USAC has developed proprietary metallurgical methodologies and equipment to produce antimony trioxide, antimony metal, sodium antimonite and other antimony products. The technological expertise took years and millions of dollars to develop and include the removal of arsenic, lead, bismuth, selenium, silver, gold, and other contaminants from finished products. Presently, USAC treats slag, off-grade metal, and other byproducts for producers in Australia, Europe, Canada, Mexico, and the United States. The expertise is one of the main assets of the Company.

USAC competes in a world-wide market for prices for its products.  The Company’s prices are indexed to the LME Rotterdam “average price”. The main product is antimony oxide. Many consider antimony oxide as a “commodity” but this is not the case with USAC’s products. The pricing is based on the whiteness index, impurities, particle size, blending, various plasticizers that are added, packaging, warehousing, technical support, delivery, and payment terms.  USAC’s pricing is customer dependent and is competitive with Chinese pricing.

USAC mined antimony at Thompson Falls for 13 years until the prices went down in the early 1980s. Since that time, the Company has tried to re-permit the Thompson Falls property. Essentially, the Montana Department of Environmental Quality said that we would (1) have to prepare an Environmental Impact Statement with no guarantee that it would be accepted, (2) post a large cash bond, and (3) face a myriad of environmental lawsuits. The Department said “permitting was legally possible but would be very expensive, time consuming, and would have no guarantee of success.” USAC antimony is “sold out” and has been for at least 4 years. The Company is in an all out effort to accelerate Mexican production.

With a limited antimony raw material supply from Canada and no economic way to reopen Thompson Falls, USAC turned to Mexico for raw materials eight years ago.

Antimony oxide, metal, sodium antimonite, and tri-sulfide are strategic products that are necessary for military applications. During World War II, The U. S. Government sourced antimony from the USAC mine at Thompson Falls, the Sunshine Mine, in Wallace, Idaho, and the Yellow Pine Mine in Idaho. The Government realized that they could not sustain enough supply of antimony from the United States. They sent U. S. Geological Survey (U.S.G.S) personnel to Mexico where the government was sourcing additional antimony to confirm the reserves. In most cases, the U.S.G.S. opinion was that “there were no or little reserves, because the ore was mined as rapidly as it was developed but that the mines would probably produce as much as they had already been recorded.” The United States turned to Mexico to source the strategic metal for the War effort.

Currently, USAC has three sources of antimony in Mexico: (1) satellite suppliers of direct shipping ore (DSO) and concentrates for the smelter at Madero, (2) USAC,s Los Juarez property, (3) satellite suppliers of antimony for the mill at Puerto Blanco. With respect to Los Juarez and other properties, most of these sources are initially processed in Madero and finished at Thompson Falls. USAC relied on past experience in Mexico, production records, and published data prior to development unlike many small Companies that drill a property in compliance with Canadian National Instrument 43-101 standards and subsequent feasibility studies.  USAC is in the business of production and not the exploration and sale of mining properties. A 43-101 followed by feasibility studies becomes incredibly expensive and is quite often not rewarded by an equitable sale.

DSO for the Madero smelter is being supplied primarily from the San Jose Mine and the Soyatal District. The Soyatal deposit was the third largest producer in Mexico. Donald E. White (U. S. Geological Survey Bulletin 960-B, Antimony Deposits of Soyatal District, State of Queretaro, Mexico, 1948) prepared an extensive report and said that the production (p. 40) was estimated through 1943 at 25,630 metric tons of metal contained. At the present, time the average Rotterdam metal price is $5.715 per pound or $12,599.29 per metric ton. USAC has an option to buy this property but claims no reserves. USAC is also sourcing DSO from the San Jose Mines near Wadley, San Luis Potosi, Mexico.  The U. S. Geological Survey Bulletin 946-E, San Jose Antimony Mines Near Wadley, State of San Luis Potosi, Mexico, 1946, Donald E. White and Jenaro Gonzales R. prepared an extensive report and said the production through 1943 was 57,612 metric tons of metal contained. USAC claims no reserves at this property.

The second source of raw material is USAC’s Los Juarez property in Queretaro, Mexico. Originally, USAC initially relied on a Mexican Government publication, Consejo de Recursos Minerales, Monografia Geologico-Minera del Estado de Queretaro, pages 74-75. The paper reported a reserve of 1,000,000 metric tons containing 253 grams per ton silver and 1.8% antimony. The deposit was interpreted as a thin manto (layered) deposit up to 5 meters thick. Subsequent mining has identified it as a potential jasperoid-type deposit with substantial vertical extent. The report was disallowed by the S.E.C. and USAC claims no reserves on the property. Grupo Mexico owns the concession adjacent to the northeast side of the USAC concession block. They have completed 5 drill holes, and have indicated they want to continue discussions with USAC.  USAC is planning underground drifting and core drilling from operating revenues.

The third source or raw material is satellite mill feed for the Puerto Blanco mill in Guanajuato. Mill feed is being supplied from the Soyatal, Guadalupana, and Guadalupe properties. The Company had mined a property in the late 1980s known as “Sierra Guadalupe” in the State of Zacatecas, Mexico. To our knowledge, there were no documented reports of the geology, reserves, or production. Currently, the property is being mined by a third party who is delivering mill feed at a rate of more than 1,000 tons per month to the Puerto Blanco mill. USAC has an option to purchase the property, but we claim no reserves.

USAC has been in a growth mode in 2012 including shaking-down the flotation mill at Puerto Blanco and expanding the smelter at Madero. Management time and money have been spent on CAPEX items for the last eight years. Much of the money was expensed. Nevertheless, operations have remained profitable (Note 2012 numbers include Q1 and 2 only):

Source of Antimony	2007	2008	2009	2010	2011	2012 YTD
Thompson Falls Smelter Pounds of Antimony Contained	1,417,340	1,142,681	908,144	1,364,485	1,179,973	565,853
Madero Smelter Pounds of Antimony Contained	N/A	N/A	66,212	59,152	221,450	165,617
Puerto Blanco Mill Pounds of Antimony Contained	N/A	N/A	N/A	N/A	N/A	31,888
Los Juarez Mine Pounds of Antimony Contained	N/A	N/A	N/A	N/A	N/A	N/A
Total Pounds of Antimony Contained Produced per Year	1,417,340	1,142,681	974,356	1,423,637	1,401,423	763,358
Gross Revenues	$4,116,863	$3,705,240	$2,567,107	$6,174,062	$10,406,636	$4,699,906
Gross Profit	$681,137	$442,848	$505,582	$903,560	$1,556,013	$264,978

Silver/Gold	2007	2008	2009	2010	2011	2012 YTD
Revenue	N/A	N/A	$40,444.00	$483,307.00	$667,813.00	$385,909.00

Zeolite Production	2007	2008	2009	2010	2011	2012 YTD
Tons Shipped	9,147	12,109	11,519	15,319	12,105	6,699
Average Price per Ton	$116.44	$132.25	$135.61	$153.08	$159.97	$215.54
Gross Revenues	$1,142,264.00	$1,570,747.00	$1,536,233.00	$2,415,955.00	$2,043,641.00	$767,433.00
Net Revenues	$(709,440.00)	$(185,981.00)	$16,882.00	$470,172.00	$118,185.00	$97,774.00

Regarding the USAC Board of Directors, Whitney Ferer is an independent director having joined the board in May 2012.  Neither Mr. Ferer nor his firm has had any commercial dealings or contracts with USAC during his tenure as director.  (The last contract with USAC was in 2009.) There are four independent directors: Hart Baitis, Whitney Ferer, Gary Babbitt, and Barney Guarnera. Patrick Dugan is not on the Board of Directors. He resigned from the Board in January of 2012. All the independent directors meet the NYSE requirements for independence. Gary Babbitt has never been paid legal fees by USAC. (His former law firm represented USAC and closed the last billing matter it had with USAC in December 2005.)  A  small single engine aircraft is used  to (1) transport company personnel, (2) cargo up to 600 pounds, (3) samples that take weeks to deliver or send due to customs, (4) to routinely visit mines that are supplying feed to the company located in remote areas, and to (5) avoid the hazards of driving on highways at night and in dangerous areas.   The Company has had outside counsel represent it including in the matters referred to in the Alpha Article.

USAC is proud of its Directors and management team. They bring an incredible amount of experience and expertise to the Company. Their compensation is in the lower 25th percentile of compensation among peer companies for 2011.

The complaint by Compania Inversora Corporativa, SA(CIC) has been dismissed with prejudice. There is no case pending against the Company or Mr. John Lawrence. Clearly,  due diligence on Alfredo Miguel would reveal that he, the President of CIC, abandoned his investment in a failed ski resort development in central Idaho where hundreds of millions were lost.

The lack of internal controls issue is rooted in our lean staff and the lack of “control perfect” segregation of duties; is an attribute that is typical in many companies our size. Audits of our books have never found any evidence of fraud, misappropriation or theft.

Principals in our audit firm have served USAC for over 30 years and the firm is recognized for its expertise as mining accounting experts throughout the western United States and Canada.

On April 1, 2006  Antimonio de Mexico, a wholly owned subsidiary of USAC, entered into a Commercial Lease and Option to Purchase the smelter at Estacion Madero from Abelardo Rodriquez and all the stock of U S Antimony de Mexico S.A. (USAMSA) from Minera la Roja S. A. which was owned jointly by Abelardo Rodriquez and Production Minerals Corp. Production Minerals received 100,000 shares of USAC Common Stock with a market value of $ 0.65 per share on April 1, 2006 for its interest in USAMSA. Leo Jackson and his wife own 31% of Production Minerals. This transaction was approved by the USAC Board of Directors.

Sincerely,

John C. Lawrence
President

Forward Looking Statements:
This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including matters related to the Company's operations, pending contracts and future revenues. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings, including Form 10-KSB with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES ANTIMONY CORPORATION

Date: September 27, 2012	By:	/s/ John C. Lawrence
John C. Lawrence
President, Director and Principal Executive Officer